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                                                                     Exhibit (n)

                           FIRST AMERICAN FUNDS, INC.

         Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3

                             Effective July 1, 2005
                       Amended Effective February 22, 2006

I.       PREAMBLE.

         Each of the funds listed below (each a "Fund," and collectively the "Funds"), each a portfolio of First American Funds, Inc. (the "Company"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of shares in each Fund:

     Government Obligations Fund                  Treasury Obligations Fund
     Prime Obligations Fund                       Tax Free Obligations Fund
     U.S. Treasury Money Market Fund

This Plan sets forth the differences among classes of shares of the Funds, including distribution arrangements, shareholder services, expense allocations, conversion and exchange options, and voting rights.

II.      ATTRIBUTES OF SHARE CLASSES.

         The attributes of each existing class of the existing Funds (i.e. Class A, Class B, Class C, Class D, Class I, Class Y, and Class Z shares, Reserve shares, Institutional Investor shares and Piper Jaffray shares), with respect to distribution arrangements, shareholder services, transfer agency services, recordkeeping services, and conversion and exchange options shall be as set forth in the following materials:

A. The Prospectuses of the various share classes of the respective Funds in the forms most recently filed with the Securities and Exchange Commission (the "SEC") prior to the date of this Plan as amended.

B. Statements of Additional Information of the respective Funds in the forms most recently filed with the SEC prior to the date of this Plan as amended.

C. First American Funds, Inc. Amended and Restated Distribution and Service Plan effective July 1, 2005.

D. First American Funds, Inc. Amended Shareholder Service Plan and Agreement effective July 1, 2005, as amended effective February 22, 2006.

E. Administration Agreement with U.S. Bancorp Asset Management, Inc. dated July 1, 2005.


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F.       Transfer Agency Agreement with U.S. Bancorp Fund Services dated July 1,
         2005.

G. Piper Jaffray Recordkeeping Agreement in the form most recently approved by the Board of Directors (with respect to the Piper Jaffray shares of each Fund).

         Expenses of such existing classes of the Funds shall continue to be allocated in the manner set forth in III below. Each such existing class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

III.     EXPENSE ALLOCATIONS.

         Expenses of the existing classes of the existing Funds shall be allocated as follows:

A. Distribution fees, service fees, transfer agency fees and recordkeeping fees relating to the respective classes of shares, as set forth in the materials referred to in II above, shall be borne exclusively by the classes of shares to which they relate.

B. Except as set forth in A above, expenses of the Funds shall be borne at the Fund level and shall not be allocated on a class basis.

         Unless and until this Plan is amended to provide otherwise, the methodology and procedures for allocating income, realized gains and losses, unrealized appreciation and depreciation, and Fund-wide expenses shall be based on the net assets of each class in relation to the net assets of the company ("relative net assets") as set forth in Rule 18f-3(c)(1)(i).

         The foregoing allocations shall in all cases be made in a manner consistent with Revenue Procedure 96-47 (Internal Revenue Code, Section 562) of the Internal Revenue Service.

IV.      AMENDMENT OF PLAN; PERIODIC REVIEW.

A. New Funds and New Classes. With respect to any new portfolio of the Company created after the date of this Plan and any new class of shares of the existing Funds created after the date of this Plan, the Board of Directors of the Company shall approve amendments to this Plan setting forth the attributes of the classes of shares of such new portfolio or of such new class of shares.

B. Material Amendments and Periodic Reviews. The Board of Directors of the Company, including a majority of the independent directors, shall periodically review this Plan for its continued appropriateness and shall approve any material amendment of this Plan as it relates to any class of any Fund covered by this Plan.


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